WYNN RESORTS ANNOUNCES EXPANSION OF WYNN LAS VEGAS

         LAS VEGAS, NEVADA (November 8, 2004) - Wynn Resorts, Limited (Nasdaq:WYNN) announced today its intended expansion of its Wynn Las Vegas project on 20 acres of land adjacent to the existing site. The new development, tentatively named "Encore at Wynn Las Vegas," may include an approximately 1,500 suite hotel tower, additional casino space and additional restaurants, a spa and swimming pools, and retail and convention space designed to capitalize on the significant infrastructure of Wynn Las Vegas, which is scheduled to open on April 28, 2005. While the plans for the expansion have not been finalized, Encore at Wynn Las Vegas is expected to cost approximately $900.0 million. Wynn Resorts expects that funding for Encore at Wynn Las Vegas will be provided by new debt or equity financing to be obtained by Wynn Las Vegas, LLC. Encore at Wynn Las Vegas would be expected to open in 2007.

         Wynn Resorts is constructing, and will own and operate, the Wynn Las Vegas hotel and casino resort. The new casino resort has been designed to be the pre-eminent luxury hotel and destination casino resort on the Las Vegas Strip. Wynn Las Vegas is the concept of Stephen A. Wynn, the Chairman of the Board and Chief Executive Officer of Wynn Resorts, Limited.

         This press release contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company's future results is included under the caption "Risk Factors" in Item 1 of Wynn Resorts' annual report on Form 10-K for the year ended December 31, 2003.


         SOURCE: Wynn Resorts, Limited

         CONTACT:
         Wynn Resorts, Limited
         Samanta Stewart, 702-770-7555
         investorrelations@wynnresorts.com